SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 29, 2007

CONVERGYS CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-4379	31-1598292
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Fourth Street Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 723-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K	Convergys Corporation

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 29, 2007, William H. Hawkins II, Senior Vice President, General Counsel and Secretary, retired from Convergys Corporation (the "Company"). In conjunction with his retirement, the Company and Mr. Hawkins entered into an Agreement and Releases (the "Agreement"). A copy of the Agreement is attached hereto as Exhibit 10.1.

Under the terms of the Agreement, Mr. Hawkins retired from the Company effective June 29, 2007, and agreed among other things, to release the Company from claims and to be bound by the obligations regarding confidentiality, new developments, surrender of material and covenant not to compete set forth in the Employment Agreement between the Company and Mr. Hawkins dated September 11, 2000. The Company agreed, among other things, to release Mr. Hawkins from claims, that Mr. Hawkins' outstanding vested stock options may continue to be exercised for 60 business days following his retirement and to provide certain benefits pursuant to Company benefit plans. Mr. Hawkins will receive 17,000 shares of Company stock which had previously been earned under Hawkins' 2004 Performance Based Restricted Stock Unit Award for the performance period ended December 31, 2006. Mr. Hawkins' other outstanding Performance Based Restricted Stock Unit Awards and his outstanding Time Based Restricted Stock Unit Awards and Performance Cash Unit Awards were forfeited upon his retirement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Agreement and Releases dated June 29, 2007 between the Company and William H. Hawkins II.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERGYS CORPORATION

By:	/s/ Earl C. Shanks
Earl C. Shanks
Chief Financial Officer

Date: June 29, 2007

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement and Releases dated June 29, 2007 between Convergys Corporation and William H. Hawkins II.